Exhibit 99.1

[ONEOK LOGO]	Financial News

February 21, 2003	Contact: Andrea Chancellor
918-588-7570

ONEOK Announces It Will Expense Stock Options

Tulsa, Oklahoma — ONEOK, Inc., (NYSE:OKE) ONEOK, Inc. today announced that its Board of Directors has determined the company will begin to expense the fair value of all stock options the company grants to certain employees, starting with options granted in the first quarter of 2003.

“Stock options are a form of employee compensation expense, and it is appropriate that these costs be reflected in our financial statements,” said David Kyle, ONEOK chairman, president and chief executive officer. The ONEOK Board also established stock ownership targets for officers of the company.

“The stock ownership guidelines will help us continue to ensure that management and shareholder interests are aligned,” Kyle said.

The Company will adopt the fair market value method of accounting for stock options contained in SFAS No. 123, Accounting for Stock-Based Compensation, which is considered the preferred accounting method for stock-based employee compensation, effective for stock options granted on or after January 1, 2003.

All future employee stock option grants will be expensed over the stock option vesting period based on the fair value at the date the options are granted. The Company expects minimal financial impact in the current year from its adoption of this accounting methodology.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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